Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Yunhong CTI, Ltd., (f/k/a CTI Industries Corporation), and Subsidiaries on Form S-8 (File Nos. 333-76006, 333-76008 and 333-169442) of our report dated May 14, 2020, with respect to our audit of the consolidated financial statements of Yunhong CTI, Ltd., as of December 31, 2019, which is included in this Annual Report on Form 10-K of Yunhong CTI, Ltd.

Our report on the financial statements refers to a change in the method of accounting for leases effective January 1, 2019.

/s/ RBSM LLP

RBSM LLP

Larkspur, CA

May 14, 2020